Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 25, 2024 with respect to the financial statements and supplemental information included in the Annual Report of Abbott Laboratories Stock Retirement Plan (Puerto Rico) on Form 11-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Abbott Laboratories on Form S-8 (File No. 33-26685, File No. 33-504522, File No. 33-51585, File No. 33-56897, File No. 33-65127, File No. 333-19511, File No. 333-43383, File No. 333-69579, File No. 333-93257, File No. 333-74224, File No. 333-102180, File No. 333-109253, File No. 333-124849, File No. 333-141116, File No. 333-153198, File No. 333-169888, File No. 333-204772, File No. 333-227802, and File No. 333-251335).

/s/ Grant Thornton LLP

Chicago, Illinois

June 25, 2024